Exhibit 99.1

Company Contacts: Nuvectra Corporation	Investor Contacts: The Ruth Group

Walter Berger, Chief Financial Officer	Nick Laudico
(214) 474-3102	(646) 536-7030
wberger@nuvectramed.com	nlaudico@theruthgroup.com

Jennifer Armstrong, Media Relations	Zack Kubow
(214) 474-3110	(646) 536-7020
jarmstrong@nuvectramed.com	zkubow@theruthgroup.com

Nuvectra Reports Second Quarter 2016 Financial Results

Accelerating U.S. Sales Team Build and Initiated Algovita® Sales in the U.S.

Plano, Texas, August 10, 2016 – Nuvectra Corporation (NASDAQ: NVTR), a neurostimulation medical device company, announced today financial results for the second quarter ended July 1, 2016.

Recent Accomplishments & Highlights

●	U.S. sales team now has 28 active territories with approximately 10 territories scheduled to complete training by the end of August

●	Initiated U.S. sales of Algovita® Spinal Cord Stimulation System

●	Established Medical Advisory Board with industry leading physicians to guide clinical and commercial activity

●	Entered into license agreement with Aleva Neurotherapeutics, S.A. to develop Nuvectra’s neurostimulation technology platform and Aleva’s unique lead technology for deep brain stimulation

Scott Drees, Chief Executive Officer of Nuvectra, said, “We are pleased with the progress made to date in building our U.S. sales team. We are highly impressed with the caliber of medical device professionals we are attracting, many of which have deep experience in the SCS and pain markets. Early feedback on the unique attributes of the Algovita® Spinal Cord Stimulation System has been encouraging from clinicians and patients. During the quarter we have largely completed the build out of our sales management team and we are on track to have approximately 50 active territories around the end of the third quarter. Looking forward, we expect to see increased traction in the U.S. as our sales team continues to establish itself in their respective territories and works through hospital and surgery center purchasing committees.”

Mr. Drees added, “The establishment of our Medical Advisory Board (MAB) with industry leading physicians is another key development for the Company. We plan to leverage the MAB’s research and clinical experience as we advance our Algovita clinical study strategies and refine our commercial activities.”

Financial Results

Total revenue in the second quarter of 2016 was $2.6 million, a 71% increase from $1.5 million in the second quarter of 2015. The increase reflects revenue related to the Company’s partnership with Aleva Neurotherapeutics, S.A., a higher volume of component sales from the Company’s NeuroNexus subsidiary, and the U.S. commercial launch of Algovita.

Gross profit in the second quarter of 2016 was $1.3 million, or 51% gross margin, an increase from $0.6 million, or 38% gross margin, in the second quarter of 2015.

Operating expenses in the second quarter of 2016 were $9.5 million, a 41% increase from $6.7 million in the second quarter of 2015. The increase reflects investments in the Company’s sales and marketing team, along with higher headcount related to becoming a public company. This was partially offset by lower research, development and engineering costs due to decreased personnel-related expenses and no allocation of corporate expenses from Integer Holdings Corporation, formerly known as Greatbatch, Inc.

Net loss for the second quarter of 2016 was $(8.8) million or $(0.85) per share, compared with a net loss of $(6.2) million, or $(0.60) per share, for the second quarter of 2015.

Total cash and cash equivalents were $83.5 million as of July 1, 2016.

Conference Call Information

Nuvectra will hold a conference call on Wednesday, August 10, 2016 at 4:30 pm ET to discuss the results. The dial in numbers are (888) 514-4518 for domestic callers and (704) 815-5850 for international callers. The conference ID is 56350277. A live webcast of the conference call will be available on the investor relations section of the Company’s website at http://investors.nuvectramed.com/.

A replay of the call will be available starting on August 10, 2016 through August 17, 2016. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers and enter access code 56350277. The webcast will be available in the investor relations section of the Company’s website for 90 days following the completion of the call.

About Nuvectra Corporation

Nuvectra™ is a neurostimulation company committed to helping physicians improve the lives of people with chronic neurological conditions. The Algovita® Spinal Cord Stimulation (SCS) System is our first commercial offering and is CE marked and FDA approved for the treatment of chronic pain of the trunk and/or limbs. Our innovative technology platform also has capabilities under development to support other neurological indications such as sacral nerve stimulation (SNS), and deep brain stimulation (DBS). In addition, our NeuroNexus subsidiary designs, manufactures and markets leading-edge neural-interface technologies for the neuroscience clinical research market. Visit the Nuvectra website at www.nuvectramed.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements," including statements we make regarding the outlook for Nuvectra as an independent publicly-traded company. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions, and therefore they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and may be outside of our control. Our actual performance may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made.  Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include: (i) our ability to successfully commercialize Algovita and to develop, complete and commercialize enhancements or improvements to Algovita; (ii) our ability to successfully compete with our current SCS competitors and the ability of our U.S. sales representatives to successfully establish market share and acceptance of Algovita, (iii) our ability to demonstrate the features, perceived benefits and capabilities of Algovita to physicians and patients in competition with similar products already well established and sold in the SCS market; (iv) our ability to anticipate and satisfy customer needs and preferences and to develop, introduce and commercialize new products or advancements and improvements to Algovita in order to successfully meet our customers’ expectations; (v) the outcome of our development plans for our neurostimulation technology platform, including our ability to identify additional indications or conditions for which we may develop neurostimulation medical devices or therapies and seek regulatory approval thereof; (vi) our ability to identify business development and growth opportunities and to successfully execute on our strategy, including our ability to seek and develop strategic partnerships with third parties to, among other things, fund clinical and development costs for new product offerings; (vii) the performance by our development partners, including Aleva Neurotherapeutics, S.A., of their obligations under their agreements with us; (viii) the scope of protection for our intellectual property rights covering Algovita and other products using our neurostimulation technology platform, along with any product enhancements or improvements; (ix) our ability to successfully build, attract and maintain an effective commercial infrastructure and qualified sales force in the United States; (x) our compliance with all regulatory and legal requirements regarding implantable medical devices and interactions with healthcare professionals;(xi) any product recalls, or the receipt of any warning letters, mandatory corrections or fines from any governmental or regulatory agency; and (xii) our ability to satisfy the conditions and covenants, including trailing six month revenue milestones, of our Credit Facility.  Please see the sections entitled “Cautionary Statement Concerning Forward-Looking Statements" and “Risk Factors” in Nuvectra’s Registration Statement on Form 10 and in our other quarterly and periodic filings for a description of these and other risks and uncertainties.  We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nuvectra Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS—Unaudited

(in thousands except share and per share data)

	As of
	July 1, 2016	January 1, 2016
Assets
Current assets:
Cash and cash equivalents	$83,525	$202
Trade accounts receivable, net of allowance for doubtful accounts of $37 in 2016 and $56 in 2015	2,024	417
Prepaid expenses and other current assets	1,589	145
Total current assets	87,138	764
Property, plant and equipment, net	5,493	4,469
Intangible assets, net	1,848	1,983
Goodwill	38,182	38,182
Other long-term assets	526	—
Total assets	$133,187	$45,398
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other current liabilities	$5,813	$18
Amount due to non-controlling interests	—	6,818
Deferred revenue	1,418	—
Other accrued compensation	1,052	524
Accrued bonuses	1,029	198
Total current liabilities	9,312	7,558
Other long-term liabilities	657	—
Long-term debt, net	13,422	—
Total liabilities	23,391	7,558
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 10,268,912 and 0 shares issued and outstanding in 2016 and 2015, respectively	10	—
Additional paid-in capital	120,497	—
Retained deficit	(10,711)	(125,094)
Greatbatch’s net investment	—	162,934
Total stockholders’ equity	109,796	37,840
Total liabilities and stockholders’ equity	$133,187	$45,398

Nuvectra Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS — Unaudited

(in thousands except per share data)

	Three Months Ended		Six Months Ended
	July 1, 2016	July 3, 2015	July 1, 2016	July 3, 2015
Sales:
Product	$1,890	$1,497	$3,441	$2,671
Service	664	—	1,175	—
Total sales	2,554	1,497	4,616	2,671
Cost of sales:
Product	927	931	1,728	1,937
Service	336	—	590	—
Total cost of sales	1,263	931	2,318	1,937
Gross profit	1,291	566	2,298	734
Operating expenses:
Selling, general and administrative expenses	6,094	2,058	10,179	4,276
Research, development and engineering costs, net	3,447	4,652	6,983	7,691
Other operating expenses	—	34	469	458
Total operating expenses	9,541	6,744	17,631	12,425
Operating loss	(8,250)	(6,178)	(15,333)	(11,691)
Interest expense	464	—	523	—
Other expense	47	—	47	—
Loss before provision for income taxes	(8,761)	(6,178)	(15,903)	(11,691)
Provision for income taxes	—	—	—	—
Net loss	$(8,761)	$(6,178)	$(15,903)	$(11,691)
Comprehensive loss	$(8,761)	$(6,178)	$(15,903)	$(11,691)
Basic and diluted net loss per share	$(0.85)	$(0.60)	$(1.55)	$(1.14)
Basic and diluted weighted average shares outstanding	10,266	10,258	10,262	10,258